Prospect Capital Makes Two Debt Investments Aggregating $8 Million and Comments on Investment Strategy

NEW YORK, NY -- 11/05/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made two additional debt investments aggregating $8 million.

Prospect has made a follow-on secured debt investment of $3 million into its existing controlled portfolio company NRG Manufacturing, Inc. ("NRG"), in support of NRG's acquisition of Dynafab Corporation ("Dynafab"). Dynafab is a manufacturer of a range of metal structures and vessels for use in the oil and gas and transportation industries, including fuel tanks for on-road and off-road vehicles as well as various drilling rig components. With the acquisition of Dynafab, NRG now manages three manufacturing facilities with over 200 employees, all located in the Houston area. The acquisition has strengthened NRG's position as a leading manufacturer of oilfield equipment.

"NRG has tripled its EBITDA through organic growth since our initial investment in September 2006, and this acquisition will expand NRG's capabilities significantly," said Bart J. de Bie, a Managing Director with Prospect Capital Management. "NRG's management has done a superb job of growing its revenues and profits. We are delighted to be in business with this first-class management team."

Prospect has also made a second lien debt investment of approximately $5 million in a leading nationwide provider of outsourced technical services based in Pennsylvania. The company currently provides installation, maintenance, repair, construction, and other technical services to blue chip customers in the satellite television, telecommunications, broadband cable, and cellular industries, and is also evaluating entry into the power and energy markets. The company has a workforce of more than 2,600 people across four operating subsidiaries. The company's technology neutrality means that the company benefits from customer migration across platforms. The CEO has more than 18 years of industry experience and was previously the chief operating officer of a similar company. Prospect's debt is supporting the acquisition of the company by HM Capital Partners, L.P. ("HM"), an affiliate of the $1.6 billion Dallas-based private equity sponsor previously known as Hicks, Muse, Tate & Furst, Inc.

"These investments illustrate key components of our three-pronged investment strategy, which includes 'Sponsorless,' 'Sponsor,' and 'Buyout' transaction types," said Grier Eliasek, President and Chief Operating Officer of Prospect. "The first component of our strategy, which we have executed on significantly to date, is a 'Sponsorless' transaction in which we purchase debt and receive an equity participation 'kicker' from a company controlled by a non-sponsor shareholder group, often management instead of a financial institution. Our average realized annualized rate of return to date on these 'Sponsorless' financings is 59%. However, we do not earn these high absolute returns on every 'Sponsorless' transaction. While each of our writedowns has occurred in a 'Sponsorless' transaction, we expect the 'Sponsorless' transaction business, in the aggregate, to continue to provide compelling net returns. The second component of our strategy, shown by the technical services deal above, is a 'Sponsor' transaction in which Prospect provides financing to a leading private equity fund sponsor that risks significant junior capital underneath Prospect's debt, typically investing in a larger and more diversified company than would Prospect itself without a sponsor. While these 'Sponsor' financings infrequently offer the opportunity to earn a 59% IRR, we believe they provide significantly enhanced credit quality while adding valuable portfolio diversification. As we continue to adhere to our disciplined focus on acceptable leverage multiples and coverage ratios, we see 'Sponsor' financings as attractive reward-to-risk propositions, and we have increased our business mix with this transaction type. The third component of our strategy, shown by the NRG investment above, is a 'Buyout' transaction in which Prospect, in addition to having a debt instrument, has received controlling ownership and significant equity upside. To date, we have been successful in acquiring businesses at value-driven prices of three to five turns of EBITDA through disciplined screening. We expect to earn our highest absolute returns -- and have achieved our highest unrealized returns to date, which we anticipate monetizing in the future -- in this third component of our strategy. As we build out an increasingly diversified portfolio, we expect to continue to pursue all three types of these transactions, both within the energy and industrial markets as well as beyond, and we are pleased with the robustness of our transaction flow."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577